Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (File No. 333-266177) on Form S-1, and the registration statement (File No. 333-229168) on Form S-8 of Live Current Media Inc. of our report dated February 13, 2023, (which report includes an explanatory paragraph regarding the Company's ability to continue as a going concern), with respect to the financial statements of Guru Experience Co. which report appears in the Form 8-K/A of Live Current Media Inc. dated February 13, 2023.

/s/Weinberg & Company, P.A.

Los Angeles, California

February 13, 2023